Exhibit 99(g)(1)

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN
CAREY CREDIT INCOME FUND
AND
CAREY CREDIT ADVISORS, LLC
This Amended and Restated Investment Advisory Agreement (this “Agreement”) is made as of January 26, 2017, by and between CAREY CREDIT INCOME FUND, a Delaware statutory trust (the “Company”), and CAREY CREDIT ADVISORS, LLC, a Delaware limited liability company (the “Advisor”).
WHEREAS, the Company is a newly organized non-diversified, closed-end management investment company that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”);
WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);
WHEREAS, the Company desires to retain the Advisor to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth;
WHEREAS, the Advisor is willing to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and
WHEREAS, the parties had previously entered into an Investment Advisory Agreement (the “Prior Agreement”) dated as of February 27, 2015 and wish to amend and restate the Prior Agreement to make certain non-material changes thereto.
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Advisor hereby agree as follows:
1.Duties of the Advisor.
(a)    Retention of Advisor. The Company hereby appoints the Advisor to act as the investment advisor to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of trustees of the Company (the “Board of Trustees”), for the period and upon the terms herein set forth in accordance with:

(i)
the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form 10 as declared effective by the Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time (the “Registration Statement”);

(ii)
during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Company’s Amended and Restated Declaration of Trust, as further amended from time to time (the “Declaration of Trust”);

(iii)	such investment policies, directives and regulatory restrictions as the Company may from time to time establish or issue and communicate to the Advisor in writing; and

(iv)	the Company’s compliance policies and procedures as applicable to the Company’s Advisor and as administered by the Company’s chief compliance officer.
(b)    Responsibilities of Advisor. Without limiting the generality of the foregoing, the Advisor shall, during the term and subject to the provisions of this Agreement:

(i)	determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii)	identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)	perform due diligence on prospective portfolio companies;

(iv)	execute, close, service and monitor the Company’s investments;

(v)	determine the securities and other assets that the Company shall purchase, retain or sell;

(vi)	provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds;

(vii)	use commercially reasonable efforts to arrange for debt financing on the Company’s behalf as may be determined necessary by the Advisor, subject to oversight and approval of the Board of Trustees; and

(viii)
to the extent permitted under the 1940 Act and the Advisers Act, on the Company’s behalf, and in coordination with any Sub-Advisor (as defined below) and administrator, provide significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Advisor to, among other things, monitor the operations of the Company’s portfolio companies, participate in their board and management meetings, consult with and advise officers of portfolio companies, and provide other organizational and financial consultation.

(c)    Power and Authority. To facilitate the Advisor’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Advisor, and the Advisor hereby accepts, the power and authority to act on behalf of the Company to effectuate investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for purchase or sale transactions on behalf of the Company. In the event that the Company determines to borrow capital to leverage the Company's assets, the Advisor, in collaboration with the Company’s chief financial officer, shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Trustees. If it is necessary for the Advisor to make investments on behalf of the Company through one or more special purpose vehicles (each a “SPV”), then the Advisor shall have authority to create, or arrange for the creation of, such SPV and to make investments through SPVs in accordance with applicable law. The Company also grants to the Advisor power and authority to engage in all activities and transactions (and anything incidental thereto) that the Advisor deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement.
(d)    Acceptance of Appointment. The Advisor hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.
(e)    Sub-Advisors. The Advisor is hereby authorized to enter into one or more investment sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisors (each a “Sub-Advisor”) pursuant to which the Advisor may obtain the services of such Sub-Advisor(s) to assist the Advisor in fulfilling its responsibilities hereunder, subject to the oversight of the Advisor and/or the Company, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i)	The Advisor and not the Company shall be responsible for any compensation payable to any Sub-Advisor; provided, however, that the Advisor shall have the right to direct the

Company to pay directly to any Sub-Advisor the amounts due and payable to such Sub-Advisor from the fees and expenses payable to the Advisor under this Agreement.

(ii)
Any Sub-Advisory Agreement entered into by the Advisor shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board of Trustees and Company shareholder approval thereunder, and other applicable federal and state law.

(iii)
Any Sub-Advisor shall be subject to the same fiduciary duties as are imposed on the Advisor pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.

(f)    Independent Contractor Status. The Advisor shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
(g)    Record Retention. Subject to review by and the overall control of the Board of Trustees, the Advisor shall, and shall require any Sub-Advisor to, maintain and keep all books, accounts and other records that relate to activities performed by it as required under the 1940 Act and the Advisers Act. The Advisor agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Advisor further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Advisor shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Advisor shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Advisor or the Company. Upon any termination of this Agreement, the Company shall have access to the records described above.
(h)    Fiduciary Duty. The Advisor has a fiduciary duty in connection with the safekeeping and use of funds and assets of the Company.
2.    Expenses Payable by the Company.
(a)    Advisor Personnel. All investment personnel of the Advisor, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Advisor and not by the Company.
(b)    Company’s Expenses. The Company, either directly or through reimbursement to the Advisor, shall bear all costs and expenses of its investment operations and its investment transactions, including, without limitation, costs and expenses relating to:

(i)
the making of investments, including third party fees and expenses with respect to, or associated with, identifying, evaluating (including due diligence) and investing in, portfolio companies and securities;

(ii)	monitoring investments, including expenses and fees payable to third parties with respect to performance, operational and legal review, and compliance and investment oversight and reporting;

(iii)	direct expenses associated with managerial assistance provided or otherwise made available to the Company’s portfolio companies;

(iv)	valuing investments, including expenses and fees payable to third parties with respect to the valuation of the Company’s investments;

(v)	liquidating investments, including expenses and fees payable to third parties in connection with identifying and evaluating purchasers, and negotiating and finalizing terms of liquidation;

(vi)	portfolio expenses, including expenses and fees associated with the holding of or investment in the portfolio company or security; and

(vii)	all third-party fees and expenses in connection with the arrangement of the Company's debt financings.
(c)    Portfolio Company’s Compensation. In certain circumstances, the Advisor, a Sub-Advisor or any of their respective Affiliates, may receive compensation from a portfolio company in connection with the Company’s investment in such portfolio company. Any compensation received by the Advisor, a Sub-Advisor or any of their respective Affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the 1940 Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Advisor, any Sub-Advisor or the Company by the SEC, shall be delivered promptly to the Company and the Company will retain such excess compensation for the benefit of its shareholders.
(d)    Excess Expenses. The Advisor acknowledges and agrees that it will be responsible for the payment of the Company’s organization and offering expenses (“Reimbursable O&O Expenses”), as defined in the Organization and Offering Reimbursement Agreement, between the Company and the Advisor to the extent they exceed 1.5% of the Company’s aggregate gross proceeds, without recourse against or reimbursement by the Company.
3.    Compensation of the Advisor.
The Company agrees to pay, and the Advisor agrees to accept, as compensation for the services provided by the Advisor hereunder, a management fee (“Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Advisor may, in its sole discretion, elect or agree to temporarily or permanently waive, defer, reduce or modify, in whole or in part, the Management Fee and/or the Incentive Fee. Any of the fees payable to the Advisor under this Agreement for any partial month or calendar quarter shall be appropriately prorated. The fees payable to the Advisor as set forth in this Agreement shall be calculated using a detailed Management and Incentive Fees calculation policy and procedures approved by the Advisor and the Board of Trustees, including a majority of the “Independent Trustees” (as such term is defined in Section 2(a)(19) of the 1940 Act), and shall be consistent with the calculation of such fees as set forth in this Section.
(a)    Management Fee. The Management Fee will be calculated at the following annual rates based on the simple average of the Company’s gross assets (i.e., total assets) at the end of the two most recently completed calendar months and will be payable monthly in arrears:
Management Fee Annual Rate
2.000% on the portion of assets below $1 billion;
1.875% on the portion of assets between $1 billion and $2 billion; and
1.750% on the portion of assets above $2 billion.
The determination of gross assets will reflect changes in the fair value of the Company’s portfolio investments. The fair value of derivative financial instruments held in the Company's portfolio will be included in the calculation of gross assets.

(b)     Incentive Fee. The Incentive Fee will be divided into two parts: (i) a subordinated incentive fee on income and (ii) an incentive fee on capital gains. In the case of a liquidation of the Company or if this Agreement is terminated, the Incentive Fee will also become payable as of the effective date of liquidation or termination. Each part of the Incentive Fee is outlined below.
The subordinated incentive fee on income is earned on Pre-Incentive Fee Net Investment Income, as defined below, and shall be determined and payable in arrears as of the end of each calendar quarter during which this Agreement is in effect. The subordinated incentive fee on income for each quarter will be calculated as follows:

(i)
No subordinated incentive fee on income will be payable in any calendar quarter in which the Pre-Incentive Fee Net Investment Income does not exceed a quarterly return of 1.875% per quarter on Average Adjusted Capital, as defined below (the “Quarterly Preferred Return”).

(ii)
All Pre-Incentive Fee Net Investment Income, if any, that exceeds the Quarterly Preferred Return, but is less than or equal to 2.344% of Average Adjusted Capital in any quarter, will be payable to the Advisor.

(iii)
For any quarter in which Pre-Incentive Fee Net Investment Income exceeds 2.344% of Average Adjusted Capital, the subordinated incentive fee on income shall equal 20% of Pre-Incentive Fee Net Investment Income.

(iv)	“Pre-Incentive Fee Net Investment Income” is defined as:

(a)
the Company’s quarterly net investment income as determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding the expense of quarterly Incentive Fee;

(b)
plus net interest, if any, associated with a derivative financial instrument or swap (which, is defined as the difference between (A) the interest income and transaction fees related to reference assets and paid to the Company by the derivative or swap counterparty, and (B) all interest and other expenses paid by the Company to the derivative or swap counterparty);

(c)	less dividends declared in the quarter on any issued and outstanding preferred stock;

(d)
less the quarterly operating expenses for (A) Carey Credit Income Fund 2015 A, (B) Carey Credit Income Fund 2015 T and (C) any future Feeder Funds, as defined in the Company’s Registration Statement, excluding any Feeder Fund’s distribution and shareholder servicing fees; and

(e)
less any quarterly expense support obligation from the Advisor to the Company, plus any quarterly expense support reimbursement obligation from the Company to the Advisor under the Expense Support and Conditional Reimbursement Agreement.

(v)
“Average Adjusted Capital” is defined as the daily average of (i) cumulative proceeds generated from sales of the Company’s common shares, (ii) reduced for (A) distributions paid to the Company’s common stock shareholders that represent return of capital on a tax basis, and (B) the cumulative historical proceeds originally generated from sales of the Company’s common shares that have been repurchased pursuant to the share repurchase program or a liquidity event.

(vi)	For the purposes of computing the subordinated incentive fee on income, the calculation methodology will look through derivative financial instruments or swaps as if the

Company owned the reference assets directly, in the manner describe in Section 3(b)(iv)(b) above.
The incentive fee on capital gains will be earned on liquidated investments and shall be determined and payable in arrears as of the end of each calendar year during which this Agreement is in effect. The incentive fee on capital gains is equal to 20% of realized capital gains on a cumulative basis from inception, net of (i) all realized capital losses and unrealized depreciation on a cumulative basis from inception and (ii) the aggregate amount, if any, of previously paid incentive fees on capital gains as calculated in accordance with GAAP.
For purposes of computing the incentive fee on capital gains, the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the incentive fee on capital gains.
(c)    Waiver or Deferral of Fees. The Advisor shall have the right to elect to waive or defer all or a portion of the Management Fee and/or Incentive Fee that would otherwise be paid to it. Prior to the payment of any fee to the Advisor, the Company shall obtain written instructions from the Advisor with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Advisor and not paid over to the Advisor with respect to any month, calendar quarter or year shall be deferred without interest and may be paid over in any such other month prior to the occurrence of a liquidity event, as the Advisor may determine upon written notice to the Company. Any Management Fee waived by the Adviser shall be disregarded in the calculation of the Incentive Fee.
4.    Representations, Warranties and Covenant of the Advisor.
The Advisor covenants that it is registered as an investment advisor under the Advisers Act on the effective date of this Agreement as set forth in Section 11 herein, and shall maintain such registration until the expiration or termination of this Agreement. The Advisor agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments. The Advisor agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the 1940 Act, as such code of ethics may be amended from time to time.
5.    Brokerage Commissions.
The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction; provided that, the Advisor determines in good faith, taking into account certain factors (including, without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities), that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such exchange member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Advisor’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Advisor may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements that would circumvent this restriction.
6.    Other Activities of the Advisor.
The services of the Advisor to the Company are not exclusive, and the Advisor may engage in any other business or render similar or different services to others, including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any officer, director, shareholder (and their shareholders or members, including the owners of their shareholders or members), officer or employee of the Advisor to engage in any other business, or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to previous reimbursement from the Company and applicable law). The Advisor assumes no responsibility under this Agreement other than to render the services set forth herein.
During the term of this Agreement and for a period of one year following any termination or nonrenewal of this Agreement for any reason, the Company shall not, directly or indirectly on behalf of itself or any other person or entity: (a) solicit the employment of or employ any partners, shareholders, directors, officers, employees, consultants and/or associated persons (each, an “Associate”) of the Advisor, any Sub-Advisor or any of their respective Affiliates (collectively, “Advisor Persons”), or any person or entity who was an Associate of an Advisor Person during the one-year period preceding such proposed solicitation or employment, or (b) induce, persuade or attempt to induce or persuade the discontinuation of, or in any way interfere or attempt to interfere with, the relationship between an Advisor Person and any Associate of such Advisor Person or any person or entity who was an Associate of such Advisor Person during the one-year period preceding such proposed inducement, persuasion or interference or attempted inducement, persuasion or interference. The parties intend that any provision of this Section held invalid, illegal or unenforceable only in part or degree because of the duration or geographic scope thereof shall remain in full force to the extent not held invalid, illegal or unenforceable.
For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
7.    Responsibility of Dual Directors, Officers and/or Employees.
If any person who is a director, officer, shareholder or employee of the Advisor is or becomes a trustee, officer, shareholder and/or employee of the Company and acts as such in any business of the Company, then such director, officer, shareholder and/or employee of the Advisor shall be deemed to be acting in such capacity solely for the Company, and not as a director, officer, shareholder or employee of the Advisor or under the control or direction of the Advisor, even if paid by the Advisor.
8.    Indemnification.
(a)    Indemnification of the Advisor and any Sub-Advisor(s). Subject to Section 9, the Advisor, any Sub-Advisor, each of their directors, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)) and any other person or entity Affiliated with, or acting on behalf of, the Advisor or Sub-Advisor (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Company for any action taken or omitted to be taken by the Advisor or any Sub-Advisor in connection with the performance of any of their duties or obligations under this Agreement or otherwise as an investment advisor of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement, any Sub-Advisory Agreement, or otherwise as an investment advisor of the Company, to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Declaration of Trust, the 1940 Act, the laws of the State of Delaware and other applicable law.
(b)    Advancement of Funds. The Company shall be permitted to advance funds to the Indemnified Parties for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are met:

(i)	the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company;

(ii)
the Indemnified Party provides the Company with written affirmation of the Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Company;

(iii)
the legal action is initiated by a third party who is not a Company shareholder, or the legal action is initiated by a Company shareholder and a court of competent jurisdiction specifically approves such advancement; and

(iv)
the Indemnified Party undertakes in a written agreement to repay the advanced funds to the Company, allocated as advanced, together with the applicable legal rate of interest thereon, in cases in which the Indemnified Party is found not to be entitled to indemnification pursuant to a final, non-appealable decision of a court of competent jurisdiction.

(c)    Indemnification of the Company. The Advisor shall indemnify the Company, and its Affiliates and Controlling Persons, for any Losses that the Company or its Affiliates and Controlling Persons may sustain as a result of the Advisor’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.
9.    Limitation on Indemnification.
Notwithstanding Section 8(a) to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Advisor’s or Sub-Advisor’s duties, or by reason of the reckless disregard of the Advisor’s or Sub-Advisor’s duties and obligations under this Agreement or any Sub-Advisory Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).
In addition, notwithstanding any of the foregoing to the contrary, the provisions of Section 8 and this Section 9 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of Section 8 and this Section 9 to the fullest extent permitted by law.

10.    Brand Usage.
The Advisor conducts its investment advisory business under the trademark “W.P. Carey” and the “W.P. Carey” design (collectively, the “Brand”). In connection with the Company’s (a) public filings, (b) requests for information from state and federal regulators, (c) offering materials and advertising materials and (d) investor communications, the Company may state in such materials that investment advisory services are being provided by the Advisor to the Company under the terms of this Agreement. The Advisor hereby grants a non-exclusive, non-transferable and non-sublicensable license to the Company for the use of the Brand as permitted in the foregoing sentence and in connection with the Company’s name. The Company agrees that the Advisor is the sole owner of the Brand and agrees not to challenge or contest the validity of, or the Advisor’s rights in the Brand (and the associated goodwill). Prior to using the Brand in any manner, the Company shall submit all proposed uses to the Advisor for prior written approval. The Company agrees to control the use of such Brand in accordance with the standards and policies as established between the Advisor and the Company. The Advisor reserves the right to terminate this license immediately upon written notice for any reason, including if the usage is not in compliance with the standards and policies. Notwithstanding the foregoing, the term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement. Without limiting the foregoing, this license shall have no effect on the Company’s ownership rights of the works within which the Brand shall be used.
11.    Effectiveness, Duration and Termination of Agreement.
(a)    Term and Effectiveness. This Agreement shall become effective on the date first written above and shall continue in effect for one year; thereafter, the Agreement shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by: (i) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Company’s Independent Trustees who are not parties to this Agreement, in accordance with the requirements of the 1940 Act.
(b)    Termination. This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Company upon 60 days’ prior written notice to the Advisor: (A) upon the vote of a majority of the outstanding voting securities of the Company (as “majority” is defined in Section 2(a)(24) of the 1940 Act) or (B) by the vote of the Company’s Independent Trustees; or (ii) by the Advisor upon not less than 120 days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act).
(c)    Payments to and Duties of Advisor Upon Termination.

(i)
After the termination of this Agreement, the Advisor shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, including any deferred fees.

(ii)
In the event of a termination by the Advisor pursuant to Section 11(b)(ii) above, if the Independent Trustees elect to continue the Company, the Advisor shall pay all direct expenses incurred by the Company as a result of its withdrawal up to, but not exceeding, $250,000.

(iii)	The Advisor shall promptly upon termination:

(a)	deliver to the Board of Trustees a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Trustees;

(b)	deliver to the Board of Trustees all assets, documents, books and records of the Company then in custody of the Advisor; and

(c)	cooperate with the Company to provide an orderly transition of services.
The following provision shall apply for only so long as the shares of the Company are not listed on a national securities exchange:
(d)    Other Matters. Upon termination of the Advisor, the Company may terminate the Advisor’s interest in the Company’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Advisor’s interest, determined by agreement of the terminated Advisor and the Company, excluding the Advisor's investment interest in the common and preferred stock of the Company, if any. If the Company and the Advisor cannot agree upon such amount, then such amount will be determined in accordance with the then current rules of the American Arbitration Association. The expenses of such arbitration shall be borne equally by the terminated Advisor and the Company.
12.    Notices.
Any notice under this Agreement shall be given in writing and delivered via electronic mail, facsimile, mail, or courier, at the addresses below or at such other address as each party may from time to time specify in a notice given in accordance with this Section.
If to the Company:
Carey Credit Income Fund
50 Rockefeller Plaza
New York, New York 10020

If to the Advisor:
Carey Credit Advisors, LLC
50 Rockefeller Plaza
New York, New York 10020
13.    Amendments.
This Agreement may be amended by the mutual written consent of the parties.
14.    Severability.
If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
15.    Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

16.    Governing Law.
Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act or the Advisers Act shall control. Any reference in this Agreement to a statute or provision of the 1940 Act shall be construed to include any successor statute or provision to such statute or provision and any reference to any rule promulgated under the Advisers Act shall be construed to include any successor promulgated rule.
17.    Third Party Beneficiaries.
Except for any Sub-Advisor (with respect to Sections 6, 8 and 11(d)) and any Indemnified Party, such Sub-Advisor and the Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
18.    Entire Agreement.
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
19.    Survival.
The provisions of Sections 1(g), 2(c), 8, 9, 11, 16 and this Section 19 shall survive termination of this Agreement.
20.    Insurance.
The Company shall acquire and maintain a trustees and officers liability insurance policy or similar insurance policy, which may name the Advisor and any Sub-Advisor each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company or the insurer, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Advisor and any Sub-Advisor is a named Additional Insured Party on such policy, the Company shall provide the Advisor and any Sub-Advisor with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy; or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the 1940 Act) of the Board of Trustees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.
CAREY CREDIT INCOME FUND
a Delaware statutory trust

By:     /s/ Mark Goldberg
Name: Mark Goldberg
Title:     President

CAREY CREDIT ADVISORS, LLC
a Delaware limited liability company

By:     /s/ Paul S. Saint-Pierre
Name: Paul S. Saint-Pierre
Title: Chief Financial Officer